EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-105706, 333-034092, 033-080663 and 333-157372 of The Hartford Financial Services Group, Inc. and its subsidiaries on Form S-8 of our report dated June 24, 2009 appearing in this Annual Report on Form 11-K of The Hartford Investment and Savings Plan for the year ended December 31, 2008.
DELOITTE & TOUCHE LLP
Hartford, Connecticut
June 24, 2009